UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
________________

POST-EFFECTIVE AMENDMENT NO. 2 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-190024

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
________________

INDEPENDENCE BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

South Carolina	20-1734180
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

500 East Washington Street
Greenville, South Carolina 29601
(864) 672-1776
(Address of Principal Executive Offices and Zip Code)

INDEPENDENCE BANCSHARES, INC. 2013 EQUITY INCENTIVE PLAN
(Full title of the plan)

F. R. Saunders, Jr.
Chief Executive Officer
First Reliance Bancshares, Inc.
2170 West Palmetto Street
Florence, South Carolina 29501
(843) 674-3001
(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)
________________________________

Copies of all communications, including communications sent to the Agent for Service, requested to:

Neil E. Grayson
Benjamin A. Barnhill
Nelson Mullins Riley & Scarborough LLP
104 South Main Street, Suite 900
Greenville, South Carolina 29601
(864) 250-2246
________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer	☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒
	Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 relates to the Registration Statement on Form S-8 of Independence Bancshares, Inc. (“Independence”) filed with the Securities and Exchange Commission (the “SEC”) on July 18, 2013 (Registration No. 333-190024) (the “Registration Statement”), registering 2,466,720 shares of common stock, par value $0.01 per share, of Independence reserved for issuance and delivery under the Independence Bancshares, Inc. 2013 Equity Incentive Plan (the “2013 Plan”). In addition, the Registration Statement also covered an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the 2013 Plan as a result of a stock split, stock dividend, or similar adjustment to the outstanding common stock of Independence. Post-Effective Amendment No. 1 to the Registration Statement was filed on July 27, 2013 registering an additional 192,250 shares that have been reserved for issuance pursuant to the “evergreen” provision of the 2013 Plan resulting from Independence’s issuance of 769,000 shares of common stock in a registered offering as previously disclosed in its Current Report on Form 8-K filed with the SEC on August 6, 2013. The 192,250 additional shares of common stock available for issuance under the 2013 Plan are the same class of common stock as the common stock previously registered on the Registration Statement.

On September 25, 2017, Independence entered into an Agreement and Plan of Merger (the “Merger Agreement”) with First Reliance Bancshares, Inc. (“First Reliance”), a South Carolina corporation and the holding company for First Reliance Bank. Effective as of January 23, 2018, Independence merged with and into First Reliance, with First Reliance as the surviving corporation, and Independence National Bank, a national bank, also merged with and into First Reliance Bank, a South Carolina state-chartered bank, with First Reliance Bank surviving the merger and continuing its corporate existence.

In connection with the merger, Independence has terminated all offerings of its common stock pursuant to the Registration Statement. In accordance with an undertaking made by Independence in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, Independence hereby removes from registration any and all shares of common stock originally reserved under the 2013 Plan that are unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Independence Bancshares, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Florence, State of South Carolina, as of this 24th day of January, 2018.

By:	/s/ F. R. Saunders, Jr.
F. R. Saunders, Jr.
President and Chief Executive Officer of
First Reliance Bancshares, Inc.
(Successor by Merger to Independence Bancshares, Inc.)

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.